EXHIBIT 10.2

EXECUTION VERSION

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of May 7, 2019, is by and among CRAFT BREW ALLIANCE, INC., a Washington corporation (the “Borrower”), the Guarantors party hereto, and BANK OF AMERICA, N.A., as lender (in such capacity, the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), and the Lender are parties to that certain Amended and Restated Credit Agreement, dated as of November 30, 2015 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Lender amend certain provisions of the Credit Agreement; and

WHEREAS, the Lender is willing to make such amendments to the Credit Agreement in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS

1.1    New Defined Terms. The following defined terms are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“A-B International Distribution Agreement” means that certain International Distribution Agreement dated as of August 23, 2016, by and between the Borrower and Anheuser-Busch Worldwide Investments, LLC, a Delaware limited liability company (as in effect on the Second Amendment Effective Date (without giving effect to any amendment, supplement or other modification thereof)).

“A-B Qualifying Offer” means a “Qualifying Offer” as defined in the A-B International Distribution Agreement.

“Broomfield Class Action Litigation” means the case entitled Cilloni et al. v. Craft Brew Alliance
Inc., case number 5:17-cv-01027, filed in the U.S. District Court for the Northern District of California.

“Second Amendment Effective Date” means May 7, 2019.

1.2    Amendment to Defined Terms. The following defined terms set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio):

Applicable Rate
Level	Consolidated Leverage Ratio	Eurodollar Floating Rate/ Eurodollar Fixed Rate	Base Rate	Commitment Fee	Letter of Credit Fees
1	> 3.50:1.00	2.00	1.00	0.40	2.00
2	< 3.50:1.00 but > 3.00:1.00	1.75	0.75	0.30	1.75
3	< 3.00:1.00 but > 2.50:1.00	1.25	0.25	0.20	1.25
4	< 2.50:1.00 but > 2.00:1.00	1.00	0.00	0.15	1.00
5	< 2.00:1.00	0.75	0.00	0.15	0.75

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 1 shall apply unless otherwise agreed to by the Lender, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b). Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, (a) Consolidated Net Income for the most recently completed Measurement Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash charges and losses, (v) during fiscal year ending December 31, 2019, (A) legal fees and expenses paid in cash by the Borrower in respect of the Broomfield Class Action Litigation not to exceed, in the aggregate during such fiscal year, $1,200,000 and (B) to the extent approved in writing by the Lender (in its sole discretion), other charges, fees and expenses paid in cash in connection with the Broomfield Class Action Litigation not to exceed, in the aggregate during such fiscal year, $5,300,000 (or such greater amount as may be agreed by the Lender in its sole discretion), excluding, for the avoidance of doubt, in each case of this cause (v), any such amounts that have been previously added back or accrued as non-cash charges and losses pursuant to clause (iv) above) less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period non-cash gains (including the reversal of any accrual by reason of an over-accrual of costs, fees and expenses in respect of the Broomfield Class Action Litigation).

1.3    Amendment to Section 7.11(a). Section 7.11(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio,

(i)    prior to the occurrence of the A-B Qualifying Offer, at any time during any Measurement Period ending as of the end of any fiscal quarter of the Borrower to be greater than the corresponding ratio set forth below:

Period
January 1, 2019 through June 30, 2019	5.50 to 1.00
July 1, 2019 and each fiscal quarter thereafter	3.50 to 1.00

(ii)    upon the occurrence of the A-B Qualifying Offer, the Consolidated Leverage Ratio at any time during any Measurement Period ending as of the end of any fiscal quarter of the Borrower to be greater than the corresponding ratio set forth below:

Period
January 1, 2019 through June 30, 2019	5.50 to 1.00
July 1, 2019 through March 31, 2020	4.75 to 1.00
April 1, 2020 and each fiscal quarter thereafter	3.50 to 1.00

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1    Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Lender):

(a)Executed Amendment. The Lender shall have received a copy of this Amendment duly executed by each of the Loan Parties and the Lender.

(b)Fees and Expenses. The Lender shall have received from the Borrower other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and Lender’s legal counsel shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(c)Default. After giving effect to this Amendment, no Default or Event of Default shall exist.

(d)Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Lender and its counsel.

ARTICLE III
MISCELLANEOUS

3.1    Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement and the other Loan Documents are hereby ratified and confirmed, including the Liens granted thereunder, and shall remain in full force and effect according to its terms.

3.2    Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:

(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)    This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)    The representations and warranties of the Borrower and each other Loan Party contained in Article II of the Credit Agreement, Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the Amendment Effective Date and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the as of the Amendment Effective Date, and except that the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively.

(e)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)    The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Lender, for the benefit of the Lender, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

(g)    Except as specifically provided in this Amendment, the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3    Reaffirmation of Obligations. Each Loan Party hereby ratifies the Credit Agreement and each other Loan Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and each other Loan Document applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

3.4    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5    Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Lender in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Lender’s legal counsel.

3.6    Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Lender, as is necessary to carry out the intent of this Amendment.

3.7    Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9    No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Lender or the Lender’s respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.10    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON.

3.11    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12    Dispute Resolution; Waiver of Jury Trial. The dispute resolution and waiver of jury trial provisions set forth in Section 9.14 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:

CRAFT BREW ALLIANCE, INC., as the Borrower By:/s/Andrew J. Thomas Name:Andrew J. Thomas Title:Chief Executive Officer

GUARANTORS:

KONA BREWERY LLC, as a Guarantor By:/s/Andrew J. Thomas Name:Andrew J. Thomas Title:Manager
CRAFT VENTURES, LLC, as a Guarantor By: Craft Brew Alliance, Inc., its Manager By:/s/Andrew J. Thomas Name:Andrew J. Thomas Title:Chief Executive Officer
WYNWOOD BREWING COMPANY LLC, as a Guarantor By:/s/Andrew J. Thomas Name:Andrew J. Thomas Title:Manager

Craft Brew Alliance, Inc.
Second Amendment to Amended and Restated Credit Agreement

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LENDER:

BANK OF AMERICA, N.A., as Lender By:/s/Michael Snook Name:Michael Snook Title:Senior Vice President

Craft Brew Alliance, Inc.
Second Amendment to Amended and Restated Credit Agreement
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